Exhibit 10.3

AMENDMENT NO. 1 dated as of July 28, 2010 (this “Amendment”), to the Credit Agreement dated as of February 14, 2007 (as amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among VANGENT, INC. (f/k/a PGS Solutions, Inc.), a Delaware corporation, VANGENT HOLDING CORP. (f/k/a PGS Holding Corp.), a Delaware corporation, the Lenders, WELLS FARGO SECURITIES, LLC (successor by merger to Wachovia Capital Markets, LLC) and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as joint lead arrangers and joint bookmanagers, WELLS FARGO BANK, N.A. (successor by merger to Wachovia Bank, National Association), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as swingline lender and issuing lender, and GSCP, as syndication agent. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, Borrower intends to sell Vangent Mexico, S.A. de C.V. Vangent Servicios de Mexico, S.A. de C.V., Proyectos Prohumane Mexico, S. A. de C.V, Vangent Venezuela, C.A., and Vangent Argentina, S.A., which are its subsidiaries.

WHEREAS, Borrower has requested that the Administrative Agent and Required Lenders agree to amend the Credit Agreement as set forth herein;

WHEREAS, the Administrative Agent and Required Lenders are willing to so agree pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Lenders party hereto have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement in certain respects as set forth below;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

SECTION 1 Amendments to the Credit Agreement. The Credit Agreement is, effective as of the Amendment No. 1 Effective Date (as defined herein) and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended as follows:

(a)Amendments to Section 1.01. Defined Terms.

(i) The following definitions shall be added in appropriate alphabetical order to read as follows:

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of July 28, 2010, among Borrower, the Guarantors, the Lenders party thereto, and the Administrative Agent.

“Amendment No. 1 Effective Date” means the date that Amendment No. 1 became effective in accordance with Section 3 of Amendment No. 1 which date is July 28, 2010.

“Latin American Asset Sale” shall mean the sale, in one or more transactions, of all of the Capital Stock and/or all or substantially all of the assets and business of Vangent Mexico, S.A. de C.V. Vangent Servicios de Mexico, S.A. de C.V., Proyectos Prohumane Mexico, S. A. de C.V., Vangent Venezuela, C.A., and Vangent Argentina, S.A, in each case, as in effect on the Amendment No. 1 Effective Date.

(ii) The definition of “Permitted Acquisitions” is amended as follows:

(a) by deleting “$30,000,000” in clause (i) thereof and replacing it with “$75,000,000”;

(b) by deleting “$50,000,000” in clause (i) thereof and replacing it with “$175,000,000”;

(c) by deleting the word “and” at the end of clause (j) thereof; and

(d) by adding the following as a new clause (j) and renumbering clauses (j) and (k) thereof as clauses (k) and (l), respectively:

“(j) not later than five (5) Business Days prior to the proposed closing date of such acquisition, Borrower shall have delivered to the Administrative Agent and the Lenders a certificate, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, that on a pro forma basis (after giving effect to the acquisition and any Extensions of Credit made or to be made in connection therewith) the Borrower would have no less than $20,000,000 of availability under the Revolving Credit Facility after giving effect to outstanding L/C Obligations and outstanding Swingline Loans; and”

(b) Amendments to Section 4.4. Prepayments of Term Loan.

(i) Section 4.4(b)(ii) shall be amended by adding at the end of the first sentence thereof:

“; provided, further, that such amount will be reduced to twenty five percent (25%) of the aggregate Net Cash Proceeds of such Equity Issuance if the Consolidated Leverage Ratio, as of the most recently ended Fiscal Quarter or Fiscal Year (as applicable) for which financial statements have been delivered pursuant to Section 8.1(a) or Section 8.1(b) (but without giving effect to such prepayment), was less than 4.0:1.0.”

(ii) Section 4.4(b)(iii) shall be amended by adding the words “and Section 11.5(j)” immediately after the first reference to “Section 11.5(h)”.

(c) Amendments to Section 9.11. Section 9.11(a) of the Credit Agreement shall be amended by adding immediately at the end of such section: “provided further that, to the extent prohibited by the Organizational Documents of such Domestic Subsidiary, such Domestic Subsidiary shall not be required to (x) become a Guarantor or (y) grant a Lien in its assets, and no Credit Party shall be required to pledge the Capital Stock of such Domestic Subsidiary, in each case, so long as such Domestic Subsidiary does not account for more than 2.0% of the revenue of the Borrower and its Subsidiaries on a Consolidated basis (determined in accordance with GAAP), and all Domestic Subsidiaries that, pursuant to this proviso, do not become Guarantors or grant a Lien on their assets or whose Capital Stock is not pledged do not account, in the aggregate, for more than 2.5% of the revenue of the Borrower and its Subsidiaries on a Consolidated basis (determined in accordance with GAAP).”

(d) Amendments to Section 11.4. Section 11.4 of the Credit Agreement shall be amended by:

(i) deleting the word “and” at the end of clause (d) thereof;

(ii) replacing the period at the end of clause (e) thereof with “; and”; and

(iii) adding a new clause at the end of such section as follows:

(f) “any Subsidiary of Borrower described in Section 11.5(j) may merge, consolidate or enter into any similar transaction with any other Person or liquidate, wind up or dissolve in order to effectuate an Asset Disposition permitted by Section 11.5(j).”

(e) Amendments to Section 11.5. Section 11.5 of the Credit Agreement shall be amended by :

(i) deleting the words “$2,500,000 in any Fiscal Year and $5,000,000” in clause (h) thereof and replacing it with “$10,000,000”;

(ii) deleting the word “and” at the end of clause (h) thereof;

(iii) replacing the period at the end of clause (i) thereof with “; and”; and

(iv) adding a new clause at the end of such section as follows:

“(j) the Latin American Asset Sale, the proceeds of which, for the avoidance of doubt, shall be subject to the mandatory prepayment provisions of Section 4.4(b)(iii).”

SECTION 2 Covenants.

(a) Borrower hereby covenants and agrees to deliver or cause to be delivered to the Administrative Agent all material definitive agreements and other definitive documentation relating to the Latin American Asset Sale, promptly after the same becomes available.

SECTION 3 Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions:

(a) The Administrative Agent shall have received signature pages for this Amendment from Borrower and the Required Lenders;

(b) The Borrower shall have paid to the Administrative Agent, for the account of each Lender that has delivered an executed counterpart of this Amendment on or prior to 3:00 pm Eastern Time, on July 27, 2010, or such later date and time specified by the Borrower and notified in writing to the Lenders by the Administrative Agent (each, a “Consenting Lender”), a fee equal to 0.50% of the aggregate amount of outstanding Loans plus, without duplication, the aggregate amount of Revolving Credit Commitments of such Lender;

(c) The Borrower shall have paid all amounts payable pursuant to Section 10 hereof for which it has received invoices on or prior to the date the other conditions in this Section 3 have been satisfied; and

(d) The representations and warranties in Section 4 hereto shall be true and correct as of the date hereof and after giving effect to this Amendment and an officer of the Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, to such effect.

SECTION 4 Representations and Warranties. Each Credit Party represents and warrants to the Administrative Agent and each of the Lenders that:

(a) This Amendment is within Borrower’s organizational powers and has been duly authorized by all necessary organizational action on the part of Borrower. This Amendment has been duly executed and delivered by Borrower and constitutes, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. This Amendment will not violate any Requirement of Law, will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Credit Party or its property in each case, which could reasonably be expected to have a Material Adverse Effect, or (except as provided herein or in the Credit Agreement after giving effect to this Amendment) give rise to a right thereunder to require any payment to be made by any Credit Party.

(b) After giving effect to this Amendment, the representations and warranties set forth in Article VII of the Credit Agreement or in any Loan Document are true and correct in all material respects (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to have been true and correct in all material respects as of such specified date).

(c) After giving effect to this Amendment, no Default or Event of Default has occurred or is continuing.

SECTION 5 Certain Consequences of Effectiveness.

On and after the Amendment No. 1 Effective Date, the rights and obligations of the parties to the existing Credit Agreement and each other Loan Document (as defined in the existing Credit Agreement, the “Existing Loan Documents”) shall be governed by the Credit Agreement as amended hereby and each Existing Loan Document as amended hereby; provided that the rights and obligations of the parties to the existing Credit Agreement and the other Existing Loan Documents with respect to the period prior to the Amendment No. 1 Effective Date shall continue to be governed by the provision of the existing Credit Agreement and Existing Loan Documents prior to giving effect to this Amendment and the amendments contemplated hereby. The existing Credit Agreement and the other Existing Loan Documents, as specifically amended hereby, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. Without limiting the foregoing, (i) the Security Documents and all of the Collateral does and shall continue to secure the payment of all Obligations on the terms and conditions set forth in the Security Documents as amended hereby and (ii) each Guarantor hereby confirms and ratifies its continuing unconditional obligations as Guarantor under the relevant Guaranty Agreement with respect to all of the Obligations thereunder, under the Credit Agreement and all other Loan Documents as amended pursuant to this Amendment, all on the terms set forth in such Guaranty Agreement.

SECTION 6 Real Estate Matters. Each Credit Party represents and warrants that, since the Closing Date, it has not acquired Real Property with a fair market value of at least $2.0 million.

SECTION 7 Credit Agreement. Except as specifically provided hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Credit Agreement in any Loan Document shall mean the Credit Agreement as modified hereby. This Amendment shall be a Loan Document for all purposes.

SECTION 8 Applicable Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

SECTION 9 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page of this Amendment by facsimile or “pdf file” transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 10 Expenses. Borrower agrees to reimburse the Administrative Agent for the reasonable out-of-pocket expenses incurred by it in connection with this Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent.

SECTION 11 Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

VANGENT, INC.,
as Borrower

By:	/s/James C. Reagan
James C. Reagan Senior Vice President, and Chief Financial Officer

VANGENT HOLDING CORP.,
as Holdings

By:	/s/James C. Reagan
James C. Reagan Senior Vice President, and Chief Financial Officer

BLUEPRINT TECHNOLOGIES,
INC., as a Guarantor

By:	/s/James C. Reagan
James C. Reagan Senior Vice President, and Chief Financial Officer.

WELLS FARGO BANK, N.A,
successor by merger to Wachovia Bank, National Association as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/Mark B. Felker
Mark B. Felker Managing Director

[LENDER]

By:	/s/Various
[For Lenders requiring a second signature block